Exhibit 10.5

PURSUANT TO ITEM 601(b)(10) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE
HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT
INFORMATION HAS BEEN REDACTED.

LOGISTICS SERVICES AGREEMENT

BY AND BETWEEN

MCKESSON SPECIALTY CARE DISTRIBUTION CORPORATION

AND

METUCHEN PHARMACEUTICALS, LLC

DATED: November 28, 2018

LOGISTICS SERVICES AGREEMENT

THIS LOGISTICS SERVICES AGREEMENT (the “Agreement”) is by and between McKesson Specialty Care Distribution LLC, a Delaware limited liability company with offices at 10101 Woodloch Forest Drive, The Woodlands, Texas 77380 USA (“Provider”) and Metuchen Pharmaceuticals, LLC, a New Jersey limited liability company, with offices at 4400 Rt. 9 S, Suite 1000, Freehold, NJ 07728 (“Supplier”) is dated and effective this 28th day of November, 2018 (the “Effective Date”). Provider and Supplier are sometimes hereinafter referred to collectively as “Parties” and individually as a “Party”.

WHEREAS, Supplier desires to enter into a relationship with Provider for the provision of a comprehensive array of logistical, account management and related distribution services for and on behalf of Supplier (the “Services”); and

WHEREAS, Provider wishes to perform the Services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I: INTERPRETATION AND DEFINITIONS

1.0	Definitions. The terms listed in this Section 1.0 shall, for the purpose of interpreting and construing this Agreement, have the meanings indicated herein.

1.0.1	“ADR” has the meaning assigned to such term in Section 5.3.

1.0.2	“Affiliate” means a person or entity that directly or indirectly controls, is controlled by, or is under common control with another person or entity, whether directly or through one or more intermediaries. For purposes hereof “control” shall be deemed to exist when one person or entity: (i) owns fifty percent (50%) or more of the equity of another person or entity; (ii) has the right to receive fifty percent (50%) or more of the dividends or other distributions of profits of another person or entity; or (iii) has the right to elect or select fifty percent (50%) or more of the board of directors, board of managers or other managerial personnel of another person or business entity. “Controlled” and “controls” shall be construed accordingly.

1.0.3	“Agreement” means this Logistics Services Agreement and any annex, exhibit, attachment or schedule hereto, and any amendments to any of the same.

1.0.4	“Applicable Laws” means all municipal, local, tribal, state, and federal laws, rules, statutes, codes, orders, decrees, permits, consents, approvals, agreements or regulations applicable to the performance by the Parties of their respective obligations under this Agreement, including but not limited to and to the extent applicable to a Party, compliance with the Federal Food, Drug, and Cosmetic Act and the Prescription Drug Marketing Act, as well as their implementing regulations.

1.0.5	“Applicable Permits” shall mean all permits, authorizations, licenses, certificates, approvals or similar requirements of or from any Government Authority or any other organization having the power to regulate or decide on any matter arising out of or in connection with this Agreement or otherwise having jurisdiction over such matters relating to or connected with the activities under this Agreement.

1.0.6	“Change Order” has the meaning assigned to such term in Section 3.11.

1.0.7	“Chargeback” means a charge arising from a dispute with respect to Products, fraud, processing errors, authorization issues, and non-fulfillment of orders which may result in a reversal of the U.S. Dollar value, in whole or in part, of a particular transaction. For the avoidance of doubt, a Chargeback is measured by the difference between a manufacturer’s price to a wholesaler for a particular Product and the contract price for such Product to a particular Customer where the Customer’s contract price is lower than the WAC.

1.0.8	“Chargeback Processing Protocol” is as set forth in Exhibit F.

1.0.9	“Claim” means (i) any third-party claims, demands, litigation, actions, suits, administrative proceedings, or causes of action, and any third-party liabilities, judgments, settlements, costs, losses or expenses including attorney’s and expert’s fees and costs of litigation, and (ii) any attorneys’ fees, penalties, or damages paid to any third party.

1.0.10	“Confidential Information” means and includes all patents, know-how, designs, plans, including product development and marketing plans, cost information, advertising programs, data, software, names and information relating to Supplier, manufacturers, suppliers, and shippers and all other non-public information (irrespective of whether designated in writing as confidential), relating to the Products (including sales unit or dollar sales or distribution volume), as well as financial information, plans, strategies, know-how, operations, summaries, notes, analyses and/or studies thereof or relating thereto, and all pricing of Services and projects, and any other information relating to the business of Supplier or Provider that may be divulged in the course of Supplier and Provider’s performance of this Agreement, whether written or recorded in electronic or other format and on whatever media. Failure to mark or designate any information as confidential or proprietary shall not affect its status as Confidential Information. All data and reports pursuant to Section 4.1 and all other information and data relating to Products (including without limitation sales volume and customers purchasing the Products) shall constitute Confidential Information of Supplier.

1.0.11	“Customer(s)” means any licensed physician, or physician practice, wholesaler, buying groups, group purchasing organizations, clinics, pharmacies and hospitals.

1.0.12	“Distribution” means, with respect to the Product-related Services provided by Provider under this Agreement, the transportation, storage, and related logistic and administrative services related thereto. For purposes of clarification, but not limitation, “distribution” does not mean, with respect to the Product-related Services provided by Provider under this Agreement, any marketing, promotion, commercialization, sales, purchase, dispensing, or reseller activities or any services that would normally be characterized as full line distribution services.

1.0.13	“Distribution Center” means the location controlled by Provider as more specifically identified in Exhibit G hereto that receives, stores and/or ships Products.

1.0.14	“Effective Date” is as set forth in the Preamble hereto.

1.0.15	“FDA” means the Food and Drug Administration of the United States or any successor agency thereto.

1.0.16	“Government Authority” shall mean any court or tribunal of competent jurisdiction, any local, regional or national agency or any government authority, department, legislature, agency, council, department, or official or public or statutory person (whether autonomous or not) of any state that has the power to regulate or decide on any matter arising out of or in connection with this Agreement or which otherwise has jurisdiction over such matters.

1.0.17	“Insolvency” means that a Party or an entity that has given a parent company guarantee related to this Agreement on behalf of that Party: (i) makes a general assignment for the benefit of creditors, or petitions or applies for or arranges for the appointment of a trustee, liquidator or receiver, or commences any proceeding relating to itself under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of the country under which the insolvent Party is organized or a country in which the insolvent Party conducts business, now or hereafter in effect (collectively “Bankruptcy Laws”), or shall be adjudicated bankrupt or insolvent in such a country; or (ii) gives its approval of, consents to, or acquiesces in, any of the following for a period of sixty (60) days: (A) the filing of a petition or application for the appointment of a trustee, liquidator or receiver against that Party; (B) the commencement of any proceeding under any bankruptcy laws or laws of similar character against that Party; or (C) the entry of an order appointing any trustee, liquidator or receiver; or (iii) is generally unable to pay its debts when due.

1.0.18	“Morgue Products” are Products located in the Distribution Center that: (i) are expired; and/or (ii) are unsalable due to damage.

1.0.19	“Party” shall mean either Supplier or Provider, depending on the context in which it is used, and “Parties” shall mean both Supplier and Provider.

1.0.20	“PDMA” means the Prescription Drug Marketing Act of 1987 (as amended by the Prescription Drug Amendments of 1992 (“PDA”).

1.0.21	“Person” means any individual, corporation, partnership, limited liability company, association, business, joint venture, trust, unincorporated organization, Government Authority or other entity.

1.0.22	“Products” are as set forth in Exhibit A.

1.0.23	“Provider” means McKesson Specialty Care Distribution Corporation and its successors and permitted assigns.

1.0.24	“Provider Representative” has the meaning assigned to such term in Section 2.5.

1.0.25	“Prudent Industry Practices” shall mean the practices, methods, specifications, and standards of care, skill, safety and diligence, as the same may change from time to time, but applied in light of the facts known at the time, as are generally applied or utilized under comparable circumstances by experienced and prudent professionals in respect of the pharmaceutical distribution industry in the United States of America. “Prudent Industry Practices” do not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of generally acceptable practices, methods, and standards.

1.0.26	“Qualified Customer” is a Customer who: (i) meets Provider’s creditworthiness standards consistent with Prudent Industry Practices; (ii) has no history of non-payment or late payments with Provider; (iii) has not, to Provider’s knowledge, ever participated in any dealings in diverted Product; (iv) is duly authorized under Applicable Laws to purchase Product; and (v) is not presently eligible for or subject to debarment, suspension or exclusion from contracting with the Federal government.

1.0.27	“Reference Rate” means the thirty (30) day LIBOR rate. “LIBOR” shall mean the London Interbank Offering Rate per annum (rounded upwards to necessary, to the nearest 1/16th of 1%) appearing in The Wall Street Journal, or if such publication is not available, any successor or similar service for deposits in U.S. Dollars having a thirty (30) day term.

1.0.28	“Returned Goods Policy” is as set forth in Exhibit D, as the same may be amended from time to time by Supplier.

1.0.29	“Services” has the meaning set forth in the Preamble and as more particularly set forth in Exhibit B and Article III hereof.

1.0.30	“Subcontractor” means a Person engaged by Provider for the performance of a portion of the Services.

1.0.31	“Supplier” means Metuchen Pharmaceuticals, LLC and its successors and permitted assigns.

1.0.32	“Supplier’s Representative” has the meaning assigned to such term in Section 2.6.

1.0.33	“Taxes” means all levies, fees, charges, duties, tariffs and taxes, including sales taxes, value added taxes, use taxes, excise taxes and stamp taxes, imposed by a Government Authority other than income or franchise taxes imposed on or measured by the net income, net profits or capital of Provider.

1.0.34	“Term” has the meaning assigned to such term in Section 9.0.

1.0.35	“Territory” means the United States of America and its territories and possessions, excluding the Commonwealth of Puerto Rico.

1.0.36	“WAC” means the current wholesale acquisition cost to wholesalers for any of the Products without regard to prompt payment or other discounts, rebates, or Chargebacks.

1.0.37	“Year” has the meaning assigned to such term in Section 9.0.

1.1	Interpretation. For the purposes of interpreting and construing this Agreement, unless the context indicates otherwise:

1.1.1	words denoting gender within this Agreement shall be construed to include any other gender;

1.1.2	the word “including” means including without limitation;

1.1.3	references to Articles, sections and Exhibits are, unless the context otherwise requires, references to Articles, sections of and Exhibits to this Agreement;

1.1.4	Articles, sections and Exhibits headings are for ease of reference only;

1.1.5	any reference to a statute, regulation or other legal instrument having the force of law shall be construed as a reference to such statute, regulation or other legal instrument having the force of law as the same may have been, or may from time to time be, amended or re-enacted;

1.1.6	words in the singular case shall be construed to include the plural;

1.1.7	unless expressly stated otherwise, when a time limit is stated in days, it shall mean calendar days (including weekends and public holidays);

1.1.8	the calculation of all dates and periods shall be calculated in accordance with the Gregorian calendar; and

1.1.9	provisions including the word “agree”, “agreed” or “agreement” require the agreement to be recorded in writing and signed by the agreeing parties.

ARTICLE II: SCOPE OF SERVICES

2.0	Engagement of Provider. Supplier engages Provider to perform the Services during the Term. Provider accepts this engagement and agrees to perform the Services during the Term in conformity with the requirements of this Agreement.

2.1	Standard of Performance. Provider shall perform the Services (including, without limitation, all storage, handling, shipping and distribution) in accordance with this Agreement, Prudent Industry Practices, reasonable instructions provided or made available by Supplier in advance and agreed to by Provider, such agreement not to be unreasonably withheld, conditioned or delayed, and in conformity with all Applicable Laws.

2.2	Independent Contractor. Provider is an independent contractor of Supplier that has been engaged for the purpose of the performance of the Services set forth herein. No other relationship is intended to be created between the Parties. Nothing herein shall be interpreted as creating any partnership between the Parties, and neither shall have the right to act on behalf of the other except as expressly provided in this Agreement.

2.3	Subcontractors. Some of the Services to be provided hereunder may be performed by Subcontractors, including, among others, warehousemen, customs brokers, air carriers, water carriers, rail carriers, motor carriers or other transportation providers reasonably selected by Provider. Supplier understands and agrees that such Subcontractors are independent contractors with exclusive control over their respective employees, and not agents, employees or authorized representatives of Provider; provided, however, that Provider shall be fully responsible for the acts and omissions of each Subcontractor as if such acts and omissions were Provider’s. Provider shall reasonably verify that Subcontractors have such licenses and permits as are required by Applicable Laws for the lawful provision of the subcontracted Services. At all times during the Term, Provider shall be responsible for payments to Subcontractors, including without limitation, freight charges and any other charges or compensation as required by Applicable Laws. In the event Supplier suffers a loss or damages from the acts or omissions of a Subcontractor that are not within and are not associated with the Services, Provider shall provide assistance reasonably requested by Supplier in connection with any of Supplier’s efforts to pursue compensation from and/or legal remedies against any such Subcontractor. Such assistance shall be at Supplier’s reasonable, documented cost and expense. Supplier shall be promptly notified in writing of any delegation by Provider of the performance of a material portion of the Services, such notice to include the identity of the Subcontractor and the particulars of any applicable licensure for such Subcontractor.

2.4	Representative of Provider. Promptly after execution of this Agreement, Provider shall appoint an individual (the “Provider Representative”), who shall be authorized and empowered to act for and on behalf of Provider concerning the day-to-day administration of this Agreement and Provider’s obligations hereunder. Provider shall notify Supplier in writing upon the appointment of the Provider’s Representative, and of his/her successor(s), if changed.

2.5	Representative of Supplier. Promptly after execution of this Agreement, Supplier shall appoint an individual (the “Supplier’s Representative”) who shall be authorized and empowered to act for and on behalf of Supplier on all matters concerning the day-to-day administration of this Agreement and Supplier’s obligations hereunder. Supplier shall notify Provider in writing upon the appointment of the Supplier’s Representative, and of his/her successor(s), if changed.

ARTICLE III: THE SERVICES TO BE PERFORMED BY PROVIDER

3.0	The Services. Provider shall:

3.0.1	ship the Products to Qualified Customers;

3.0.2	store and warehouse the Products in suitable storage facilities within the Distribution Center, in accordance with this Agreement, Applicable Laws, Applicable Permits and Prudent Industry Practices, Provider shall maintain proper records to verify that storage and handling of the Products complies with the requirements of this Agreement and Applicable Laws (such as verification of cold chain storage and distribution compliance) and to the extent Provider is providing Distribution as part of the Services, the Products shall at all times be clearly identifiable as Supplier’s property, Provider shall insure such Products against any damage, theft or loss for their full WAC value, and all of Provider’s Distribution obligations for the storage, handling and shipping of Products shall occur within the Distribution Center(s);

3.0.3	provide or engage Subcontractors for the performance of such activities as are required for the performance of the Services;

3.0.4	promptly notify Supplier of any matters that come to the attention of Provider concerning the Products that may indicate a manufacturing/packaging defect, contamination, or tampering;

3.0.5	provide such customer services relating to the sale of the Products as are more specifically provided for in Exhibit B;

3.0.6	maintain a sufficient number of trained and suitably qualified personnel for the proper administration of the Services;

3.0.7	furnish to Supplier such reasonable information and reports relative to the Services and the distribution of Products as may be permitted or provided for hereunder;

3.0.8	not modify or alter any of the Products; and

3.0.9	cause its employees and agents to materially comply with all policies of Supplier and its suppliers that are relevant to the Services and to which Provider has agreed in writing.

3.1	Government Approvals; Compliance.

3.1.1	Provider shall, at its expense, obtain and maintain any and all Applicable Permits that may be necessary to permit the performance of the Services. Provider disclaims any responsibility for any Applicable Permits required to be procured, obtained or maintained by Supplier or any of its suppliers, but Provider will reasonably cooperate with Supplier in connection with any such activities.

3.1.2	Provider will comply with any and all Applicable Laws and Applicable Permits applicable to Provider in the performance of the Services, including, without limitation, those with respect to the storage or distribution of the Products, including the Federal Food, Drug and Cosmetic Act and the PDMA.

3.2	Recall or Market Withdrawal. Supplier may elect, in its sole discretion, to recall or withdraw any of the Products from the market; provided, however, that Supplier shall withdraw any of the Products from the market as a result of the requirements of any Government Authority with jurisdiction within the Territory.

3.2.1	In the event of such a withdrawal or recall, Supplier shall promptly provide Provider as much advance written notice as reasonably possible of such recall or withdrawal and the requirements thereof. The Parties shall reasonably cooperate in effecting such recall or withdrawal.

3.2.2	Provider shall comply with Supplier’s reasonable instructions regarding the recall or withdrawal of Products from Provider’s stock and from customers that received such Products, and shall use commercially reasonable efforts to retain records sufficient to effectuate such recall or withdrawal pursuant to Supplier’s recall or withdrawal policy, including, but not limited to, maintaining records that document the lot numbers of Products stored or distributed by Provider.

3.2.3	Supplier shall reimburse Provider for its reasonable, documented, out-of-pocket costs (including Provider’s suitably documented internal costs) necessarily incurred in connection with such recall or withdrawal, except to the extent such costs are due to a failure of Provider to comply with and adhere to: (i) this Agreement, or (ii) Applicable Laws relating to the storage, handling, shipping or distribution of the affected Products.

3.3	Audits, Records and Inspection.

3.3.1	Provider shall maintain a true and correct set of records in accordance with Applicable Laws and Applicable Permits, which shall document its performance and compliance in accordance with this Agreement. Except as may be otherwise required by a Government Authority pursuant to Applicable Laws (in which case, such broader scope or longer duration may apply) and upon not less than five (5) business days prior written notice, Supplier may perform an audit of the foregoing records or of the Distribution Center(s), at its sole expense during the Term and for two (2) calendar Years after the termination of this Agreement. Such audit shall be performed during regular business hours using one or more representatives of Supplier (which may include, without limitation, third party independent professional auditor(s), mutually acceptable to the Parties). Provider shall not unreasonably withhold or condition its approval of any auditor acceptable to Supplier. No auditor shall be allowed to perform an audit without first executing a confidentiality agreement reasonably acceptable to the Provider and Supplier. Any such audit shall be completed within thirty (30) days of the date that Provider provides the reasonably requested documentation to the auditor. Any information obtained by the audit shall be kept confidential and shall not be disclosed to a third party (other than any third-party auditor(s) engaged by the auditing Party, which such auditors shall be bound by written agreements of non-use and non-disclosure at least as stringent as those same obligations under this Agreement) unless disclosure is required by Applicable Laws. Supplier may not conduct more than one (1) audit in each calendar Year and the scope of the audit shall be limited to records relating to the immediately preceding eighteen (18) calendar months; provided, however, that the limitations in the foregoing sentence shall not apply to the extent reasonably necessary for Supplier to respond to requests by any Government Authority. Provider shall cooperate as reasonably requested by Supplier in connection with Supplier’s efforts to respond to and resolve any inquiry or concerns raised by any Governmental Authority in connection with the Services, including, without limitation, by providing Supplier copies of any documents or records reasonably necessary for Supplier to respond to the Government Authority (such copies may be redacted to exclude information unrelated to the Services and as reasonably necessary to protect third parties’ confidential information). Notwithstanding the foregoing, if an audit report created pursuant to this section reflects a determination by the professional auditor that Distributor has engaged in material and adverse misstatements in any of the reports or invoices provided to Supplier by Provider pursuant to this Agreement, Supplier may conduct one additional audit within the then current year to resolve any such misstatements. This additional audit may cover a scope of up to twenty-four (24) calendar months.

3.3.2	Except in the event that such disclosure would be contrary to Applicable Laws or the request of the applicable Government Authority, Provider shall as soon as reasonably possible but in any event within two (2) business days (i) inform Supplier of any formal inspection or audit by any Government Authority substantially related to or affecting the Services; (ii) provide Supplier with copies of any Government Authority inspection observation reports and correspondence relating to the foregoing inspection or audit (to the extent applicable to the Services and suitably redacted to exclude information unrelated to the Services and as reasonably necessary to protect the confidential information of third parties); and (iii) inform Supplier of any action taken by any Governmental Authority against Provider or any of its officers, employees, agents, or Affiliates, where such action could reasonably be expected to adversely affect Supplier and/or the Services.

3.4	Returns. Provider will handle all returns hereunder in accordance with the Returned Goods Policies set forth in Exhibit D hereto. Provider shall charge for the processing of each return in accordance with the provisions of Exhibit C hereto. Supplier shall be apprised in writing of Morgue Products and if Supplier fails or neglects to instruct Provider as to the disposition of Morgue Products within thirty (30) days of the date of Provider’s request for instruction, Provider will cause the disposition of the Morgue Products in accordance with Applicable Laws and charge the Supplier for the cost of same as set forth in Exhibit C hereto.

3.5	Chargebacks. Provider will handle all Chargebacks hereunder in accordance with the Chargeback Processing Protocol set forth in Exhibit F hereto. Provider shall charge for the activities under the Chargeback Processing Protocol in accordance with the provisions of Exhibit C hereto.

3.6	Transport/Storage. Provider shall: (i) transport and (ii) maintain the Products at the Distribution Center, in each case, in accordance with Prudent Industry Practices, including such refrigeration and/or climate controlled transport and storage as may be dictated by Prudent Industry Practices, Applicable Laws and Applicable Permits and such other policies that have been agreed to in writing by the Parties. .

3.7	Distribution of Samples. Supplier may, from time to time, request that Provider deliver or cause to be delivered one or more cases of samples of Products to sales representatives of Supplier or to prospective Customers. Upon receipt of any such request, and if permitted by Applicable Laws, Provider shall undertake to effect such deliveries promptly and with all reasonable diligence, provided, however, that for each case of samples of Product so delivered by Provider, Provider shall charge Supplier the delivery and processing fees set forth in Exhibit C.

3.8	Quality Assurance/Quality Control (QA/QC). Provider shall institute a quality assurance/quality control system to demonstrate compliance with the requirements of this Agreement, that certain Quality Agreement between the Parties (the “Quality Agreement”), and all Applicable Laws and Applicable Permits. Details of all QA/QC procedures and compliance documents shall be submitted to the Supplier’s Representative and shall be periodically updated by Provider and approved by Supplier, in each case in accordance with the Quality Agreement. When any QA/QC document is issued to the Supplier’s Representative, it shall be accompanied by the signed quality statements and certifications for such document.

3.9	Adverse Event and Other Reports. If Provider receives any report of any adverse event or other safety-related event, or any quality complaints associated with the Products, Provider will use commercially reasonable efforts provide any such report by appropriate facsimile or email to Supplier within two (2) business days after receipt thereof. If Provider receives follow-up information with respect to any adverse event or Product quality complaint after initial reporting of an adverse event or Product quality complaint, Provider shall use commercially reasonable efforts to report such new information to Supplier within one (1) business day after receipt thereof.

3.10	Pharmacovigilance. Without limiting Provider’s obligations under Section 3.9, all submission of reports to any Government Authority and verification of and follow-up for reports provided by Provider are the sole and exclusive responsibility of Supplier. Notwithstanding anything else contained herein, Supplier acknowledges that: (i) Provider does not have a centralized reporting function or formalized pharmacovigilance program; (ii) as a result Provider may not be able to notify Supplier (or Supplier’s applicable designee) of all adverse events and Product quality complaints reported to Provider; and (iii) nothing herein shall require Provider to implement any such centralized reporting function or pharmacovigilance program. Notwithstanding the foregoing, Provider shall cooperate as reasonably requested by Supplier, at Supplier’s reasonable, documented cost and expense, in Supplier’s efforts to investigate Product potential adverse events or complaints reported to Provider.

3.11	Change Orders. Subject to Applicable Laws and Applicable Permits, Supplier may request changes in the Services through the issuance of a Change Order (a “Change Order”). If Provider reasonably believes that the Supplier has requested or required services which are not otherwise provided for herein, Provider may propose a Change Order to Supplier. A Change Order signed by Supplier and Provider indicates an agreement to the changes in the Services and adjustments in the fees and charges payable hereunder reflected in such Change Order. Supplier and Provider shall use their good faith efforts to agree on the price and time adjustments for such changes prior to the issuance of such Change Order. If, however, the Parties cannot agree on the adjustment to be made, then if requested by the Supplier in writing, Provider shall nevertheless proceed to execute the changed Services described in the Change Order and the Parties shall continue to diligently and in good faith discuss and work on establishing mutually agreed fee adjustments for such changed Services (and such charges shall be in accordance with Exhibit C if such Services are described in Exhibit C, and otherwise shall not exceed Provider’s customary rate structure or fee schedule (including any customary volume discounts or rebates), as applicable), and Supplier shall pay such charges in accordance herewith.

ARTICLE IV: SHIPPING AND DATA REPORTING

4.0	Quantity and Delivery.

4.0.1	Title to and Risk of Loss of the Goods. It is understood and agreed between the Parties hereto that, unless otherwise expressly agreed to in writing by Provider, Provider shall not acquire title to or assume risk of loss for any of the Products on behalf of Supplier, and shall not, in the course of providing the Services in accordance with this Agreement, acquire title to or assume risk of loss for, or be deemed to have acquired title to or assumed risk of loss for, the Products; With respect to any Products placed into Provider’s separate “Title Model” storage option, pursuant to Supplier’s written authorization or instructions, title to and risk of loss for such Products shall pass to Provider upon such placement. All such Product for which Provider takes title shall have a shelf life of not less than six (6) calendar months from the date of Provider’s assumption of title.

4.0.2	Intentionally omitted.

4.0.3	The reasonable, documented, out-of-pocket costs of shipping Products from the Distribution Center to Customers shall be borne by Supplier. Provider will procure all required packing and shipping material for the Products and charge Supplier for the same, including all dunnage, bracing, packing material or other special supplies, at the rates provided for the same in Exhibit C. All shipping material shall comply with the minimum packing and shipping requirements set forth in Exhibit E hereto.

4.0.4	Upon receipt of each shipment of Products at the designated delivery location or locations, Provider shall promptly inspect it, or cause it to be promptly inspected, for any apparent physical damage, shortages, or inconsistencies with the packing list, inventory and bill of lading that is to accompany each shipment. Provider may propose to Supplier the rejection of any shipment or portion thereof of Products which it reasonably deems defective, damaged, wrong or short. Provider shall notify Supplier in writing within seven (7) business days after each such delivery of Products of any such apparent damages, shortages or inconsistencies and of its proposal for rejection of the applicable shipment or shipments. Where a shipment or portion thereof of Products is defective, damaged, wrong or short and such matters are not apparent upon delivery, Provider shall notify Supplier in writing within seven (7) business days after the discovery of any such damages, shortages or inconsistencies.

4.0.5	Products proposed for rejection by Provider shall be held by Provider until instructions are received from Supplier regarding resolution of the circumstances and thereafter accepted, returned or destroyed by Provider, as requested by Supplier and at Supplier’s expense.

4.0.6	Handling. Warehouse handling rates and charges as shown in Exhibit C include, but are not limited to, receipt of Products at the Distribution Center door, placement of Products in storage, and return of Products to the Distribution Center door.

4.0.6.1	Any labor, equipment or materials used by Provider to load Products in any vehicle are chargeable to Supplier at the rates provided for in Exhibit C.

4.0.6.2	Provider shall not be liable for demurrage, delays in unloading inbound shipments, or delays in obtaining, and loading vehicles for outbound shipments, unless Provider has failed to act in accordance with Prudent Industry Practices or those Supplier policies to which the Provider has agreed-to in writing.

4.0.6.3	If, as a result of the character, weight and dimensions of appliances, bulky articles, floor loaded products, carton or bagged Products, or any collective bargaining, labor agreement or employment agreement, the delivery driver or teamsters cannot or will not place items on Provider’s or a Subcontractor’s dock, Provider may assist the driver or teamsters with unloading. All labor and supervision furnished by Provider or a Subcontractor under those circumstances is chargeable to Supplier as a handling charge at the rates set forth in Exhibit C.

4.0.6.4	Warehouse labor and supervision required for services other than ordinary handling and storage will be charged to the Supplier at the rates provided for the same in Exhibit C.

4.0.6.5	Special services requested by the Supplier, including, but not limited to, compiling of special stock statements, reporting marked weights, serial numbers or other data from packages, physical check of Products other than the normal process of receiving and handling, and handling transit billing will be charged to the Supplier at the rates provided for the same in Exhibit C.

4.0.7	Receipts and Bills of Lading. Each shipment of Products made by Provider under this Agreement shall be evidenced by a Uniform Straight Bill of Lading substantially in the form published in the National Motor Freight Classification, Tariff STB NMF 100-X or, for international shipments, any bill of lading or other shipping document required by applicable law. For air shipments, an air waybill shall be utilized. The terms, conditions and provisions of such bills of lading or waybills shall be subject and subordinate to the terms, provisions and conditions of this Agreement.

4.1	Data Reporting.

4.1.1	Subject to Applicable Laws, Provider shall make certain reports available to Supplier utilizing a web portal. The reports will cover the following areas: (i) Product replenishment; (ii) Product ordering; (iii) distribution operations; (iv) invoicing and collections; and (v) contracts and Chargebacks. During the Term, Supplier shall have access to Provider’s supplier specific website at all times. If there is an unplanned outage of the supplier specific website, the Parties will cooperate to implement a solution so that Supplier will have access to the information that would have been available on the website but for the outage (through manual reports or otherwise) no later than five (5) business days following the outage. If critical internal support systems or electronic communication links including Electronic Data Interchange (EDI) are not available for five (5) business days, the Parties will cooperate to promptly implement substitute procedures to document the information customarily sent by EDI and prevent interruptions to each other’s business.

4.1.2	As reasonably requested by Supplier, Provider shall configure or cause certain of its SAP systems so as to permit the efficient reporting of sales and distribution of Products, and to permit certain integration with Supplier’s systems to effect the timely and efficient recordation of price information pertaining to the sales of Products. Provider shall undertake to cause such configuration and related information technology services to be performed, provided, however, that Provider shall provide a good-faith estimate of costs related to such configuration or information technology services and, if such costs are approved by Supplier, the cost of such configuration shall be reimbursed by Supplier at reasonable, documented cost (which shall include Provider’s reasonable, documented internal labor and equipment costs). If Supplier does not approve such costs, the Parties shall cooperate in good faith to revise and mutually agree upon the proposed configuration and information technology services and costs therefor. Supplier may request additional reporting by Provider, provided, however, all such additional reporting that would impose a material expense or burden on Provider shall require a Change Order.

ARTICLE V: GOVERNMENT APPROVALS AND COMPLIANCE BY SUPPLIER

5.0	Government Permits. Supplier shall, at its expense, obtain and maintain, and shall ensure that its’ suppliers (and, as applicable, Subcontractors) obtain and maintain, any and all Applicable Permits that may be necessary to permit the performance by Supplier of its and their obligations hereunder within the Territory.

5.1	Compliance with Applicable Laws. Except as expressly authorized by the FDA with respect to the Products under special circumstances, Supplier shall comply with any and all Applicable Laws that are applicable to Supplier, including, but not limited to, those with respect to the marketing, sale or distribution of the Products, including the Federal Food, Drug and Cosmetic Act and the PDMA.

5.3	Authorized Provider of Record. To the extent not already so provided for as of the Effective Date and only if and to the extent required by Applicable Laws or Applicable Permits, Supplier shall promptly arrange for the manufacturer of each of the Products to designate Provider as an Authorized Distributor of Record (“ADR”) for the Products in accordance with the PDMA.

5.4	Labeling and Purchasing. Except as expressly authorized by the FDA with respect to the Products under special circumstances, Supplier shall ensure that the Products are labeled and packaged in accordance with applicable FDA labeling requirements and other requirements of Applicable Laws.

5.5	Accurate Information. Supplier shall provide Provider with reasonably complete, accurate and timely information regarding the Products to be transported, sold or stored. Supplier will comply with, and provide to Provider all documents and information legally required under, the Drug Supply Chain Security Act (the “DSCSA”) and any FDA regulations and guidance issued pursuant to the DSCSA, in effect during the Term, which may include, without limitation, “Transaction Information”, “Transaction History”, and “Transaction Statement”, as those terms are defined in the DSCSA.

ARTICLE VI: TERMS OF SALE AND PAYMENT; TAXES

6.0	Sale of Product.

6.0.1	Price and Terms of Sale. Provider will manage billing and collection of payments from Customers and in accordance with Prudent Industry Practices and the provisions of this Agreement.

6.0.2	Discount Pricing. For any discount of any kind or character (including rebates and guarantees that operate as a discount to the WAC) given by Supplier to a Customer, Provider may charge that amount back to Supplier.

6.0.3	Changes to the WAC. Notwithstanding the WAC pricing for the Products, in connection with the sale of any Product, Supplier may amend the WAC price for Products in its sole discretion at any time upon seven (7) days prior written notice to Provider.

6.1	Payment for the Services. The fees and payment terms for the Services (including any fees or charges due pursuant hereto) shall be invoiced as set forth in Exhibit C.

6.1.1	Invoice. Supplier shall pay Provider the rates and charges described in Exhibit C and any other amount which becomes due and payable under this Agreement. Payment shall be due from Supplier within thirty (30) days from the date of Provider’s invoice. If Supplier disputes all or a part of an invoice for Services, Supplier will promptly notify Provider in writing and Supplier will pay the undisputed amount of the invoice in accordance with this Section 6.1.1. Payment disputes shall be resolved in accordance with Section 14.9 and, following such resolution, any agreed adjustment will, as applicable, be: (i) paid by Supplier; or (ii) if the adjustment is to the final invoice, refunded.

6.1.2	Set-Off. Notwithstanding anything to the contrary in this Agreement, Provider is hereby authorized to set-off, recoup and apply any undisputed amounts owed by it to Supplier against any and all undisputed amounts owed by Supplier to any of Provider or its Affiliates, without prior written notice. Supplier may not offset against amounts owed to Provider hereunder.

6.1.3	Spot Quotes. The Parties understand that additional services other than those set forth herein may periodically arise. If requested by Supplier, Provider shall spot quote the requested services in writing, which will become the applicable rate upon Provider receiving written acceptance of the spot quote from Supplier (written acceptance includes e-mail from Supplier’s Representative). Upon request from Supplier, Provider shall include with its invoice for the spot quote a copy of the written acceptance. Unless the spot quote and the written acceptance clearly indicate that the services provided and the applicable rate are to be on an extended basis (e.g., for the remainder of the Term), the spot quote will apply only to the immediate services provided. Services provided pursuant to spot quotes will be subject to the provisions of this Agreement, including any limitations and waivers of liability.

6.1.5	Interest. Any undisputed overdue amount owed to either Party by the other Party shall accrue interest each day from the date that such amount is due until the date paid at the Reference Rate.

6.2	Taxes. Supplier shall pay, or, as applicable, reimburse Provider on demand for all Taxes as may arise out of or relate to the performance of the Services, provided, however, Provider shall be fully responsible for and not entitled to any reimbursement for any taxes imposed upon Provider’s net income, or for franchise or similar taxes based on assets or gross receipts of Provider. If Supplier is exempt from the payment of any applicable sales and/or use taxes or has a direct payment permit with respect to such taxes, Supplier shall provide Provider with a copy of the certificate or permit, duly executed and issued by the appropriate Government Authority. Request for payment and/or reimbursement of any Taxes shall be included in the invoices tendered to Supplier pursuant to Section 6.1.1 hereof. Each request for reimbursement and/or payment shall be separately stated thereupon as a line item and shall be contemporaneously supported by reasonable documentation reflecting the Taxes to be reimbursed and/or paid.

6.3	Determination of Fees. The Parties agree and acknowledge that: (i) unless otherwise agreed in writing, the fees provided hereunder will be Provider’s sole, full and complete form of compensation provided by Supplier for the Services, (ii) the fees are being paid for bona fide services and have been negotiated at arm’s length in good faith by the Parties for the Services, and (iii) the fees are not intended in any way as remuneration for referrals or for other business generated.

ARTICLE VII: REPRESENTATIONS, WARRANTIES AND COVENANTS

7.0	Each of the Parties warrant and represent that:

7.0.1	It is duly organized and validly existing under the laws of the State of its formation, with full legal right, power and authority to enter into and to perform its obligations hereunder;

7.0.2	It has duly authorized, executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing;

7.0.3	Subject to Section 5.6, neither the execution nor delivery by it of this Agreement, nor the performance by it of its obligations hereunder conflicts with, violates or results in a breach of any Applicable Laws, or conflicts with, violates or results in a breach of any term or condition of any order, judgment or decree or any agreement or instrument to which it is a party or by which it or any of its properties or assets are bound, or constitutes a default thereunder;

7.0.4	No approval, authorization, order, consent, declaration, registration or filing with any Government Authority is required for the valid execution and delivery of this Agreement; and

7.0.5	It has no knowledge of any action, suit or proceeding, at law or in equity, before or by any court or Government Authority, pending against it, in which an unfavorable decision, ruling or finding would adversely affect the performance by it of its obligations hereunder, or that, in any way, would materially adversely affect the validity or enforceability of this Agreement.

7.1	Supplier represents and warrants that:

7.1.1	It owns the unrestricted right to distribute, sell and market the Products in the Territory, including the right to grant to Provider the rights or licenses granted hereunder;

7.1.2	The Products are and will be free from material defects in material and workmanship;

7.1.4	The Products shall be compliant with all Applicable Laws, including, all regulatory requirements of the Food and Drug Administration (“FDA”), including those related to the adulteration and misbranding of products within the meaning of the Food, Drug and Cosmetics Act (“FDCA”);

7.1.5	The Products shall not be articles which may not be introduced into interstate commerce pursuant to the requirements of Sections 505, 514, 515, 516 or 520 of the FDCA; and will have been manufactured in accordance in all material respects with current FDA Good Manufacturing Practices as required by 21 CFR § §210 and 820;

7.1.6	To the best of Supplier’s knowledge, the Products do not infringe or violate any patent, copyright, trademark or other exclusive right of any third party;

7.1.7	As applicable, the Products have been approved by the FDA pursuant to Section 505 of the FDCA;

7.1.8	Supplier’s terms and conditions of sale are compliant with the requirements of the Robinson-Patman Act and that they are not in violation of the provisions of said Act or of any other Applicable Laws;

7.1.9	No article comprising or being part of any shipment or other delivery now or hereafter made to Provider or on Provider’s order by Supplier will be: (1) an article that was originally distributed as a sample not intended for resale, (2) an article that has been obtained from or through persons not lawfully entitled to receive, possess, distribute or resell same, (3) an article that has been altered, relabeled or repackaged since its initial shipment from the manufacturer thereof, or (4) an article defined as “hazardous” by the U.S. Department of Transportation under Code of Federal Regulations, Title 49, Parts 170-179;

7.1.10	each article comprising or being part of any shipment or other delivery now or hereafter made to Provider or on Provider’s order by Manufacturer either (1i) may be sold by Provider for use by California consumers without a warning required by California Health & Safety Code sections 25249.5 et. seq. ("Proposition 65"), or (2) is labeled with or accompanied by a valid Proposition 65 warning; and

7.1.11	it will make no materially false or misleading representations with regard to Provider.

7.2	Provider represents and warrants that:

7.2.1	All personal information obtained in the performance of the Services will be protected in compliance with this Agreement and all Applicable Laws;

7.2.2	Provider shall not knowingly enlarge or otherwise knowingly misrepresent any warranties or other information relating to the Products or Supplier;

7.2.2	The Services (exclusive of any infringement upon any such rights by the Supplier and the Products) do not and shall not infringe or violate any patent, copyright, trademark or other exclusive right of any third party;

7.2.3	As of the Effective Date, to its knowledge neither Provider nor any of its officers or directors has been debarred pursuant to the Federal Food, Drug and Cosmetic Act (“FDCA”) or been excluded from participating in a federal health care program, including without limitation the Medicare or Medicaid programs. Moreover, if Provider or any of its officers and directors is subsequently debarred under the FDCA or excluded from a Federal health care program, Provider agrees to notify Supplier as soon as reasonably possible of such action; and

7.2.7	It is, and shall remain, throughout the Term in compliance with all Applicable Laws applicable to its performance of the Services.

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY HERETO MAKES ANY OTHER EXPRESS WARRANTIES OR REPRESENTATIONS, STATUTORY WARRANTIES, OR ANY IMPLIED WARRANTIES OR REPRESENTATIONS, OF ANY KIND WHATSOEVER RELATING EITHER TO THE PRODUCTS OR THE SERVICES, INCLUDING (WITHOUT LIMITATION) ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS ARE HEREBY DISCLAIMED.

ARTICLE VIII: CONFIDENTIALITY; PROPRIETARY RIGHTS; INTELLECTUAL PROPERTY

8.0	Confidential Information. The Parties acknowledge that the Confidential Information comprises valuable proprietary information and the exclusive property of the Party to which such Confidential Information relates. During the Term and for a period of two (2) Years thereafter, the receiving Party shall hold the Confidential Information of the other Party in strict confidence, and shall use such Confidential Information solely for the purposes of performing hereunder. The receiving Party may only disclose Confidential Information of the other Party to those directors, officers, employees, attorneys, contractors, agents and Affiliates (each a “Representative”) who have a need to know and who are bound by obligations of confidentiality and non-use with respect to such Confidential Information that are at least as restrictive as those set forth herein. Each of the Parties agrees to: (i) advise their Representatives of the proprietary nature of the Confidential Information and the terms and conditions of this Agreement requiring that the confidentiality of such information be maintained; and (ii) use reasonable safeguards to prevent unauthorized use by such Representatives. Each Party shall be responsible for any breach of this Agreement by its respective Representatives.

8.1	Agreement Confidentiality, Non-Use. Neither Party hereto shall disclose the terms of this Agreement or any other data or information relating to the Parties’ activities hereunder to any other person or entity other than such Party’s Representatives, or as may otherwise be required by Applicable Laws, nor shall either Party use the other Party’s Confidential Information for its own benefit (other than performance under this Agreement) or for the benefit of third parties. In the event a Party reasonably believes it is required by Applicable Laws to disclose any Confidential Information, including the terms of this Agreement, such Party shall, if legally permitted: (i) prior to any such proposed disclosure, allow and reasonably assist the other Party in taking any action to lawfully prevent or limit any such disclosure, and (ii) disclose only the minimum Confidential Information required to be disclosed, only to the required recipient(s), in order to comply with the applicable requirement and (iii) not disclose such Confidential Information to any third party to the extent such information is not generally available in the public domain. Notwithstanding the foregoing, each Party will be permitted, without prior approval, to disclose that Provider provides the Services to Supplier and the general nature of the Services.

8.2	Sections 8.0 and 8.1 shall not apply to:

8.2.1	Confidential Information which is or becomes public knowledge (through no fault of the Parties or their Representatives in violation hereof); or

8.2.2	Confidential Information which is lawfully made available to a Party by an independent third party (and such lawful availability can be properly demonstrated); or

8.2.3	Confidential Information which is already in a Party’s possession at the time of initial receipt from the other Party (and such prior possession can be demonstrated by competent evidence); or

8.2.4	Confidential Information which is independently developed by a Party or its Representatives without use of or reference to the other Party’s Confidential Information, and such independent development can be demonstrated by competent evidence.

8.3	Injunctive Relief. Each Party acknowledges and agrees that its breach of the confidentiality and non-use obligations set forth herein would cause irreparable harm to the disclosing Party which would not be fully compensable by payment of money damages alone, and that in the event of such a breach or threatened breach the disclosing Party shall be entitled to seek equitable relief (including without limitation injunctive relief), without the necessity of proving actual damages or posting a bond. Such equitable relief shall be in addition to and not in lieu of any other relief available to the disclosing party at law or in equity.

8.4	All Confidential Information which either Party or any of its Representatives shall obtain or to which either Party or any such Representative shall be given access pursuant to or in connection with this Agreement, shall be and remain the sole property of the disclosing Party, and the receiving Party shall have no rights or interests (except as expressly provided herein) to or in such Confidential Information.

8.5	Intellectual Property. Neither Party shall obtain any rights to (or goodwill associated with) any trademarks, service names or service marks of the other Party, nor shall either Party conduct any activity or make any statement, written or oral, which in any manner may constitute infringement upon the use of such trademarks, service names or service marks by the other Party. Neither Party shall directly or indirectly register, or attempt to register, any trademarks, service names or service marks of the other Party (or anything confusingly similar thereto) in any jurisdiction. Any use by a Party of the other Party’s trademarks, service names or service marks shall be in accordance with such other Party’s trademark usage guidelines (as provided or made available by such other Party).

ARTICLE IX: TERM AND TERMINATION

9.0	Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect for a period of four (4) Years, unless otherwise terminated as set out in this Agreement (the “Term”). For purposes of this Agreement, a “Year” is a period of twelve (12) consecutive calendar months. If the Term or any renewal term commences on any day other than the first day of a calendar month, such month shall be deemed to constitute a complete calendar month.

9.1	Termination for Convenience. Either Party hereto has the right to terminate this Agreement for its convenience at any time by not less than one hundred eighty (180) days’ prior written notice to the other Party. On the termination date stated in the notice, the Party receiving the notice shall discontinue all activities pertaining to this Agreement, shall neither place or accept any additional orders, and shall preserve and protect materials and Products on hand purchased for or committed to this Agreement pending the terminating Party’s instructions and shall dispose of same in accordance with terminating Party’s instructions.

9.2	Termination for Breach.

9.2.1	Either Party may terminate this Agreement in the event of a material breach by the other Party of any material obligation of this Agreement on thirty (30) days’ prior written notice to the other, specifying the nature of the breach, unless such other Party shall cure such default within such thirty (30) day period (or, if not capable of being remedied within such thirty (30) day period, diligently seeks to remedy the breach within such thirty (30) day period and promptly thereafter, using continuous and diligent efforts, cures such default).

9.2.2	Notwithstanding the provisions of Section 9.2.1, either Party may terminate this Agreement on written notice with immediate effect upon the occurrence of any of the following to or by the other Party:

9.2.2.1	a transfer or assignment of this Agreement without the prior written consent of the non-transferring Party not otherwise permitted or provided for by the provisions of this Agreement; or

9.2.2.2	the Insolvency of the other Party; provided, however, that the Party which is not Insolvent may waive such termination right.

9.3	Rights of Parties on Termination or Expiration. The following provisions shall apply to any termination or expiration of this Agreement; provided, however, that the termination or expiration of this Agreement for any reason shall not affect any obligations accrued or amounts owed hereunder before the date of such expiration or termination:

9.3.1	Provider shall cease all activities under this Agreement, but shall (unless otherwise directed by Supplier) fulfill all Supplier orders submitted prior to the effective date of termination;

9.3.2	Each Party shall, as requested by the other Party, return to the other Party, or provide a certificate of one of its executive officers as to the destruction of all Confidential Information, and all summaries, compendiums, reports, analyses and other materials prepared with the use of such Confidential Information, provided, however that each Party’s legal counsel may retain one (1) archival copy of such Confidential Information, which shall, notwithstanding Section 8.0, remain subject to the restrictions set forth in this Agreement until such time that such Confidential Information meets one or more of the exceptions set forth in Section 8.2.

9.3.3	All orders for Products received after the effective date of termination will be promptly referred to Supplier;

9.3.4	Each Party will cease holding itself out as being in any way connected with the other Party;

9.3.5	The Parties shall cooperate to prepare a reasonably detailed, written transition and wind-down plan to coordinate an orderly cessation of the activities provided for under this Agreement; and

9.3.6	Other than with respect to matters in dispute, Provider shall complete a final financial reconciliation and provide an invoice for the same. As applicable, following such financial reconciliation Supplier shall pay any undisputed amounts invoiced in accordance with Section 6.1.

ARTICLE X: LIMITATION OF LIABILITY AND INDEMNIFICATION

10.0	Provider shall indemnify, defend, and hold harmless Supplier, its Affiliates, and their respective directors, officers, members, employees, agents, representatives, and insurers (the “Supplier Indemnitees”) from and against all Claims to the extent arising directly or indirectly as a result of the (i) negligence or willful or wrongful acts or omissions of any Provider Indemnitee, (ii) breach by Provider of any of Provider’s representations or warranties under this Agreement, or (iii) the failure or alleged failure of Provider to comply with Applicable Laws.

10.1	Supplier shall promptly notify Provider in writing of any Claim for which indemnity may be sought and will thereafter keep Provider reasonably informed with respect thereto, provided that failure to give Provider prompt notice as provided herein shall not relieve Provider of its obligations hereunder except to the extent, if any, it shall have been materially prejudiced thereby. Supplier shall fully cooperate with Provider and shall permit Provider, subject to Section 10.4, to conduct and control the defense and disposition of such Claims. Provider shall promptly assume, at its cost and expense, the sole defense of such Claim through counsel selected by Provider and reasonably acceptable to Supplier , provided that in the event that Provider does not assume the defense on a timely basis or reasonably maintain the defense, then, without prejudice to any other rights and remedies available to Supplier under this Agreement, Supplier may take over such defense with counsel of its choosing at Provider’s cost and expense. If the Provider assumes the defense of any Claim as provided in this Section 10.1, Supplier shall provide reasonable assistance to Provider in its efforts to investigate and defend the Claim, including, without limitation, providing reasonable access to the indemnifying party to such documentary evidence and witnesses as are available to Supplier. In the event that a conflict of interest arises, which, under applicable principles of legal ethics prevents a single legal counsel from representing both Supplier and Provider, Supplier may take over its defense with counsel of its choosing at Provider’s cost and expense.

10.2	Supplier shall indemnify, defend and hold harmless Provider, its Affiliates and their respective directors, officers, employees and representatives from and against all Claims, whatsoever to the extent arising directly or indirectly as a result of the negligence or willful or wrongful acts or omissions of Supplier, an unremedied breach by Supplier of any of its representations or warranties under this Agreement, or the failure or alleged failure of Supplier to comply with Applicable Laws. Supplier shall also indemnify, defend and hold harmless Provider and its shareholders, officers, directors, employees, parent corporation, Affiliates, and agents from and against any and all Claims that may arise from injury (or death) to a patient resulting from the purchase, use, consumption or recall of any Product, whether or not involving a defect in a Product, its labeling or packaging, or any claim that the Supplier Products or their packaging infringes the patent, copyright, trademark, trade secret or other intellectual property of any other person or entity without regard to the negligence or willful or wrongful acts of any Provider Indemnitee, “except to the extent such Claim results from any gross negligence, or willful misconduct by or on behalf of Provider on or after title to such Products passes to Provider.

10.3	Provider shall promptly notify Supplier in writing of any Claim for which indemnity may be sought and will thereafter keep Supplier reasonably informed with respect thereto, provided that failure to give Supplier prompt notice as provided herein shall not relieve Supplier of its obligations hereunder except to the extent, if any, it shall have been materially prejudiced thereby. Provider shall fully cooperate with Supplier and shall permit Supplier, subject to Section 10.4, to conduct and control the defense and disposition of such Claims. Supplier shall promptly assume, at its cost and expense, the sole defense of such Claim through counsel selected by Supplier and reasonably acceptable to Provider, provided that in the event that Supplier does not assume the defense on a timely basis or reasonably maintain the defense, then, without prejudice to any other rights and remedies available to Provider under this Agreement, Provider may take over such defense with counsel of its choosing at Supplier’s cost and expense. If Supplier assumes the defense of any Claim as provided in this Section 10.3, Provider shall provide reasonable assistance to Supplier in its efforts to investigate and defend the Claim, including, without limitation, providing reasonable access to the indemnifying party to such documentary evidence and witnesses as are available to Provider. In the event that a conflict of interest arises, which, under applicable principles of legal ethics prevents a single legal counsel from representing both Supplier and Provider; Provider may take over its defense with counsel of its choosing at Supplier’s cost and expense.

10.4	Neither Party shall, without the written consent of the other Party (such consent not to be unreasonably delayed, conditioned, or withheld): (i) settle or compromise any Claim without including as an unconditional term thereof the giving of an unconditional release with respect to all liability under such Claim, or consent to the entry of any judgment which does not include a dismissal with prejudice of the indemnified party and indemnifying party; (ii) settle or compromise any Claim in any manner that may adversely affect the other Party other than as a result of money damages or other monetary payments; or (iii) settle or compromise any Claim in any manner that includes an admission of fault or liability on the part of the other Party.

10.5	Limitation of Liability.

10.5.1	EXCEPT IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER FOR ANY: (i) LOST PROFITS; (ii) LOSS OF PROSPECTIVE COMPENSATION OR UNJUST ENRICHMENT; (iii) GOODWILL OR LOSS THEREOF; OR (iv) CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND OR CHARACTER, WHETHER ARISING IN TORT, CONTRACT, INDEMNITY, STRICT LIABILITY OR ANY OTHER THEORY OF RECOVERY. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING LIMITATIONS OF LIABILITY ARE A MATERIAL CONSIDERATION FOR THEIR ENTRY INTO THIS AGREEMENT.

10.6	Maximum Liability. Provider’s total aggregate liability to Supplier arising out of or in connection with this Agreement and the Services, from any and all causes, whether based on contract, tort (including negligence), strict liability, or any other cause of action, including claims for indemnification under Section 10.1, shall in no event exceed the aggregate of the total fees paid by to Supplier hereunder.

ARTICLE XI: INSURANCE

11.0	Supplier Insurance. Supplier agrees that during the Term it shall carry and maintain in full force and effect at its own expense the following insurance policies with insurers currently rated A-VII or better by A.M. Best:

11.0.1	Workers Compensation and Occupational Disease insurance with statutory coverage and limits pursuant to the laws, rules and regulations of the jurisdictions in which any employee or agent of Supplier performs work under this Agreement;

11.0.2	Employers Liability insurance with minimum limits of [***] (USD $[***]) per accident or disease;

11.0.3	Commercial General Liability insurance including coverage for premises and operations, completed operations, contractual liability, bodily injury, property damage, and personal injury and advertising injury with a minimum policy limit (taking into consideration CGL and any umbrella coverages sitting over the CGL combined) of [***] (USD $5[***]) per occurrence and [***] (USD $[***]) in the annual aggregate;

11.0.4	Products Liability insurance including bodily injury and property damage for all products and work supplied under this Agreement with a minimum policy limit of [***] (USD $[***]) per occurrence and [***] (USD $[***]) in the annual aggregate, to include worldwide coverage for worldwide lawsuits;

11.0.5	Commercial Umbrella Liability insurance which will provide excess, follow-form coverage above all liability limits required herein with per occurrence and annual aggregate limits of at least [***] (USD $[***]);

11.0.6	Professional Errors and Omissions liability insurance with coverage for the performance or failure to perform any professional services provided by Supplier under this Agreement and including but not limited to coverage for errors, omissions, wrongful acts, negligent acts, design defects, software bugs, defective code, infringement of copyrights and trademarks and with limits of [***] (USD $[***]) per claim and [***] (USD $[***]) in the annual aggregate;

11.0.6	Information Security and Privacy Liability insurance including but not limited to coverage for privacy and network security liability: 1st and 3rd party liability, wrongful disclosure of data, disclosure of HIPAA protected health information; breach of security, downtime, Identification theft, web hosting (if applicable), credit monitoring service and with a minimum policy limit of [***] (USD $[***]) each occurrence or claim and [***] (USD $[***]) in the annual aggregate; and, such other insurance as such Party may reasonably deem necessary to ensure the performance of its obligations under this Agreement;

11.0.7	Provider shall maintain Employee Dishonesty and Computer Fraud insurance, (including an endorsement to include third party theft or Provider’s employees’ theft of Products) with coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by its employees or agents, acting alone or in collusion with others, in an amount of at least [***] (USD $[***]); and, such other insurance as Provider may reasonably deem necessary to ensure the performance of its obligations under this Agreement.

11.1	Certificates of Insurance and Additional Insureds. Supplier agrees to furnish Provider with certificates of insurance for all required policies of insurance. Supplier shall cause insurer(s) to endorse all insurance policies to: (i) name Provider and Affiliates as Additional Named Insureds; and (ii) endorse all required insurance policies to give Provider at least thirty (30) days prior written notice of any cancellation or termination in coverage prior to policy expiration. Supplier shall use best efforts to provide Provider with thirty (30) days advance written notice of any material changes of the required insurance coverage.

11.2	Claims-Made Policies. If any insurance policy is a “claims-made” policy, then such claims made policy shall be kept in force for not less than five (5) Years immediately following termination or expiration of this Agreement, or a five (5) Year “tail” policy shall be purchased including the same or broader coverage for any claim or circumstance occurring or taking place during the Term of this Agreement without regard to whether the claim is brought during the term of the insurance policy.

11.3	Supplier’s Policy is Primary Cover. All insurance policies afforded by Supplier and Supplier’s subcontractors shall be primary to and not contributing to any other insurance, self-insurance or captive insurance maintained by Provider or its Affiliates.

11.4	Subrogation Waiver. Supplier shall cause each insurer of coverage required under this Article 11 to endorse each insurance policy to waive its subrogation rights against Provider and its Affiliates.

11.5	Separation of Insureds. Supplier shall include a separation of insured provisions under the Commercial General Liability, Excess and/or Umbrella Liability and Business Auto Liability insurance policies with no cross liability or cross suits exclusions.

11.6	Satisfaction of Limits. The limits required under this Agreement can be satisfied through any combination of primary and umbrella/excess insurance.

11.7	No Relief from Obligations. Approval or acceptance of any of Supplier’s insurance policies shall not relieve Supplier of any obligations contained herein, including obligations as part of this Agreement, whether claims are within, outside or in excess of applicable policy limits, and regardless of solvency or insolvency of the insurer(s) that issues such coverage. Such insurance shall not preclude either Party from taking any actions that are available to it under any provision of this Agreement or otherwise under Applicable Laws. The failure to provide certificates in accordance with this Article 11 will not release Supplier in any manner of any liability arising under this Agreement.

ARTICLE XII: FORCE MAJEURE

12.0	Force Majeure. Other than with respect to any obligation to make payments hereunder, neither Party hereto shall be in default hereunder or liable for any loss or by reason of any failure and/or delay in the performance of any obligation under this Agreement where such failure or delay demonstrably arises out of any cause beyond the reasonable control of the Party claiming relief, including, without limitation, storms, floods, other acts of nature, fires, explosions, shortage of raw materials, riots, war or civil disturbance, national strikes or other industry wide labor unrest, embargoes and other Government actions or regulations that would prohibit the supply or distribution of Products or from performing any other aspects of a Party’s obligations hereunder, delays in transportation, inability to obtain necessary labor, supplies, or manufacturing facilities. The Party claiming to be delayed by reason of an event of Force Majeure shall promptly notify the other Party in writing of any actual or anticipated delays and take all necessary steps to avoid, overcome or end delays without additional cost to the other Party. The notice shall contain particulars as to the nature of the claimed event of Force Majeure, the date of commencement of the event and the anticipated date on which the event is anticipated to cease. The Party claiming to be delayed by reason of an event of Force Majeure shall take all reasonable steps to mitigate the effect of delays. Such steps shall include advanced planning and contingency planning.

ARTICLE XIII: NOTICES

13.0	All notices pertaining to this Agreement shall be delivered in person, sent by certified mail, delivered by air courier to a Party at the address shown in this Agreement, or such other address as a Party may notify the other Party from time to time. Notices delivered in person prior to 4:00 PM, recipient’s time, Monday through Friday (legal holidays excepted), shall be deemed received on the day delivered or dispatched. Notices sent via overnight air courier shall be deemed to have been received on the business day of receipt; provided, however, that if such day falls on a weekend or legal holiday, receipt shall be deemed to occur on the next business day. Notices may also be transmitted electronically between the Parties provided that proper arrangements are made in advance to facilitate such communications and provide for their security and verification.

If to Provider:

McKesson Specialty Care Distribution Corporation

10101 Woodloch Forest Drive

The Woodlands, TX 77380

Attention: General Counsel

Telephone: (832) 601-8766

With a copy, which shall not constitute notice, to:

McKesson Corporation

One Post Street

San Francisco, CA 94104

Attention: General Counsel

Telephone: 415-984-9000

If to Supplier:

Metuchen Pharmaceuticals, LLC

4400 Route 9 South, Ste 1000

Freehold, NJ 07728

Attention: Keith F. Lavan, Chief Financial Officer

Telephone: (732) 761-8283

With a copy, which shall not constitute notice, to:

Metuchen Pharmaceuticals, LLC

4400 Route 9 South, Ste 1000

Freehold, NJ 07728

Attention: Greg Ford, President and CEO

ARTICLE XIV: GENERAL PROVISIONS

14.0	Entire Agreement. This Agreement, together with the Exhibits and all written amendments, modifications and supplements thereto constitute the entire agreement between the Parties and all prior negotiations, proposals and writings pertaining to this Agreement or the subject matter thereof, are hereby superseded. No modification of this Agreement will be effective unless in writing and signed by both Parties.

14.1	Compliance with Anti-Corruption Statutes and Conventions. Each Party hereto shall comply with and shall not take any action which would violate or cause the other Party to violate the provisions of: (i) the United States Foreign Corrupt Practices Act of 1977; or (ii) The Bribery Act 2010 (c.23) of the United Kingdom; or (iii) the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of the Organization for Economic Co-operation and Development. Neither Party nor any of its Affiliates or their respective directors, officers, shareholders, employees or agents shall make or offer, in respect of the performance of the Services, any loan, gift or other payment, directly or indirectly, whether in cash or in kind, for the use or benefit of a Foreign Official for the purposes of influencing any act or decision of such Foreign Official in its official capacity, or inducing such Foreign Official to do or omit to do any act in order to obtain or retain business or otherwise to secure any improper advantage The term “Foreign Official” shall mean (i) any officer or employee of a foreign government, department (whether executive, legislative, judicial or administrative), agency or instrumentality of such foreign government, including a regional governmental body or a government-owned business, or of a public international organization; (ii) any person acting in an official capacity for or on behalf of such foreign government, department, agency, instrumentality, or public international organization; (iii) any candidate for a foreign political office; or (iv) any foreign political party. Each Party shall indemnify, defend and hold the other harmless from any and all liabilities, costs, penalties, fines, and attorney’s fees, costs associated with any such violations.

14.2	Know Your Customer Program. Where required by Applicable Law or, upon mutual agreement by the Parties, as may be mandated by Prudent Industry Practices, Provider may require that Supplier and/or Customers participate in a detailed customer identification program while establishing a customer relationship (the “KYC Program”) requiring the verification of necessary documents for identification purposes and to conduct any appropriate due diligence based on the risk profile of the Customer or the Supplier including, without limitation, the following: (a) the legal status of the relevant entities shall be verified with reference to relevant documents for creation of each such entity; (b) verification of the authority of the relevant representatives of the entity; (c) verification of the ownership and control structure of the Customer and/or the Supplier and determine who are the natural persons who ultimately control the entity. The KYC Program may also involve the ongoing monitoring of financial and procurement transactions.

14.3	Severability. In the event that any provision of the Agreement or the documents and instruments contemplated hereby is held by court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, unless narrowed by construction, the Agreement and the documents and instruments contemplated hereby shall be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable, or if such language cannot be drawn narrowly enough to satisfy such court, the court making any such determination shall have the power to modify in scope, duration or otherwise any such provision, but only to the extent necessary to make such provision or provisions enforceable in such court, and such provision then shall be applicable in such modified form. No narrowed construction, court modification, or invalidation of any provision of the Agreement and the documents and instruments contemplated hereby shall affect the construction, validity, or enforceability of such provision or of the Agreement and the documents and instruments contemplated hereby in any jurisdiction other than that upon which the decision of the court of competent jurisdiction shall govern.

14.4	Assignment. This Agreement may not be assigned to any person, firm, partnership, corporation or other entity (including by operation of law, judicial process or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may assign this Agreement upon written notice to the other Party to any of its Affiliates, but such assignment will not operate to discharge or otherwise relieve any assigning Party from its obligations hereunder.

14.5	Counterparts. This Agreement may be executed in any number of counterparts and by each of the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by electronic means shall be deemed to be their original signatures for all purposes.

14.6	Not For Benefit Of Third Parties. This Agreement and each and every provision hereof and thereof are for the exclusive benefit of the Parties hereto and not for the benefit of any third party.

14.7	Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal, substantive laws of the State of Delaware applicable to contracts made in that State.

14.8	Waiver. Neither Party’s failure to insist on performance of any term, condition, or instruction nor failure to exercise any right or privilege or its waiver of any breach, shall thereafter be construed to constitute a waiver of such term, condition, instruction, right or privilege. No consent or waiver, expressed or implied, by a Party to the performance by the other Party or of any breach or default by the other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. The giving of consent by a Party in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance. No waiver of any rights under this Agreement shall be binding unless it is in writing and signed by the Party waiving such rights.

14.9	Dispute Resolution.

14.9.1	Administrative Committee Procedure. If any dispute arises on any matters concerning this Agreement, either Party may initiate the dispute resolution procedures of this Section 14.9 by providing written notice to the other Party of the existence and nature of the dispute. The dispute shall be referred to the designated representatives of each Party provided for herein who shall attempt to resolve the dispute and if they are unable to do so, it will then be referred to senior management of both Parties. To aid the negotiation by the Parties’ senior managers, the representatives shall promptly prepare and exchange memoranda stating the issues in dispute and their positions, summarizing the negotiations which have taken place and attaching relevant documents. If such senior managers can resolve the dispute, such resolution shall be reported in writing to and shall be binding upon the Parties. If such senior managers cannot resolve the dispute within fifteen (15) days, or such other time as the representatives may mutually agree, then either Party may seek legal or equitable resolution or relief with respect to such dispute. Notwithstanding the foregoing, either Party shall be entitled to seek equitable relief (including without limitation injunctive relief), without the necessity of first complying with the foregoing requirements set forth in this Section 14.9.1. Such equitable relief shall be in addition to and not in lieu of any other relief available at law or in equity.

14.9.2	Judicial Process. The procedures specified in this Section 14.9 shall be the sole and exclusive procedures for the resolution of claims, disputes and controversies between the Parties arising out of or relating to this Agreement or the breach thereof.

14.10.3	Consent to Jurisdiction. EACH OF THE PARTIES HEREBY AGREES THAT ANY ACTION REFERRED TO JUDICIAL PROCESS UNDER OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN THE STATE OR FEDERAL COURTS THEN SITTING IN THE BOROUGH OF MANHATTAN IN THE COUNTY AND STATE OF NEW YORK AND IN NO OTHER FORUM AND EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO SUCH JURISDICTION AND IRREVOCABLY WAIVES ANY OBJECTIONS, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THE FOREGOING IS WITHOUT PREJUDICE TO THE RIGHT OF ANY PREVAILING PARTY TO SEEK ENFORCEMENT OF ANY JUDGMENT RENDERED IN A COURT IN ANY JURISDICTION WHERE THE LOSING PARTY OR ITS PROPERTY MAY BE LOCATED AND WITHOUT PREJUDICE TO THE RIGHT OF ANY PARTY TO SEEK PRELIMINARY EQUITABLE RELIEF IN ANY COURT OF COMPETENT JURISDICTION.

14.9.4	Obligations to Pay Charges. Pending the resolution of the dispute, each Party shall continue to perform the applicable provisions of this Agreement and each Party shall continue to pay all charges required in accordance with the applicable provisions of this Agreement.

14.11	Amounts. All amounts of money in this Agreement are denominated in United States of America Dollars.

14.12	Further Assurances. Each Party hereto agrees that they will without further consideration execute and deliver such other documents and take such other actions as may be reasonably requested by the other Party to consummate more effectively the transactions and agreements contemplated hereby.

14.13	Headings and Exhibits. Any headings used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof. All exhibits attached hereto are incorporated by reference just as if they were set forth at length in the text of this Agreement.

14.14	Construction. Each Party has participated to a significant degree in the preparation of this Agreement. No provision of this Agreement shall be construed against any Party on the basis of that Party having been, or been deemed, the “drafter.”

14.15	Survival. The provisions of this Agreement which by their nature or terms are intended to survive the termination, cancellation, completion or expiration of this Agreement shall continue as valid and enforceable obligations of the Parties notwithstanding any such termination, cancellation, completion or expiration.

Signature page follows

IN WITNESS WHEREOF, Supplier and Provider have caused this instrument to be executed by their duly authorized employees, as of the day and Year first above written.

PROVIDER		SUPPLIER

MCKESSON SPECIALTY CARE		METUCHEN PHARMACEUTICALS, LLC

DISTRIBUTION CORPORATION

By:	/s/ Layne H Martin	By:	/s/ J. Gregory Ford

Printed Name:	Layne H Martin	Printed Name:	J Gregory Ford

Date:	11/29/2018	Date:	Nov 29, 2018

Title:	Vice President / General Manager	Title:	President and CEO

EXHIBIT A: PRODUCTS

Stendra (Avanafil)

EXHIBIT B: SERVICES

Initial setup:

●	Dedicated Six Sigma project manager

●	Train 3PL customer care on the Metuchen Pharmaceuticals program and triage points

●	Train the finance team on terms with Metuchen Pharmaceuticals customers and current collections history

●	Implement current contracts into the chargeback system if necessary

●	Implement IT systems for EDI integration with customers and data reporting integration with Metuchen Pharmaceuticals

●	Develop SAP environment and a SAP serialization solution

Program Management

●	Senior management program oversight – single point of contact

●	Chargeback oversight

●	Data and portal access

●	Maintenance of reporting system

Customer Care

●	Product inquiries

●	Order placement

●	Call triage

●	Manage customer relationships

●	Account setup and maintenance

●	License verification

Operations

●	Product receipt, verification and put away

●	Product storage

●	Pick, pack and ship

●	Inventory management

●	Regularly scheduled cycle counts

Financial Services

●	Invoicing (electronic and paper)

●	Collection management

●	Management of established credit limits

●	Accounts receivable

●	Reconciliation reporting

●	Cash posting

●	Credit and debit memo processing

Contract/Chargeback Processing

●	Manual and Electronic chargeback processing

●	Contract management

●	Customer notification for contract changes and updates

●	Metuchen Pharmaceuticals maintains contract eligibility

●	Metuchen Pharmaceuticals provides to RxCrossroads by McKesson for market notification

Returns Processing

●	Returned goods authorization

●	Processing of requested returns

Product Destruction Processing

Freight

Packaging Supplies

EXHIBIT C: FEES AND PRICES
Fee for
Service
Services	Unit Cost
Program Implementation
One time start-up fee	$	[***]	One-time fee

DSCSA Inbound Serialization Program Implementation	$	[***]	One-time fee

Monthly Fixed Fees
Monthly Management Fee
Program Management:
- Daily operations point of contact
- Weekly operations meeting and follow up
- Resolution of escalations	$	[***]	per month
- Project and process change management
- KPI reporting and review
Quality and Regulatory oversight
Senior Management oversight and QBRs
ExegisTM reporting with unlimited users
DSCSA Monthly Management Fee	$	[***]	per month
Title Model Monthly Management Fee	$	[***]	per month (if needed)
Warehousing
Pick, Pack & Ship
(24 hr order delivery);			Same Day Shipment Cutoff
48 hr receipt to delivery			5:00 PM EST for parcel air
Receiving
Receipt and Put-Away – Ambient Product	$	[***]	per put away per pallet
Receipt and Put-Away – Ambient Shipping Supplies	$	[***]	per puta way per pallet
Storage
Storage – Ambient Product	$	[***]	per pallet per month
Storage – Ambient Shipping Supplies	$	[***]	per pallet per month
Pick, Pack & Ship
Shipment Fee	$	[***]	per shipment
Title Model Shipment Surcharge	$	[***]	per title shipment (if needed)
Line Fee	$	[***]	per line
Ambient Product
Pick & Pack Charge – Per Carton (Each)	$	[***]	per carton
Pick & Pack Charge – Per Case	$	[***]	per full case**

Pick & Pack Charge – Per Pallet	$	[***]	per full pallet**
Overpack Fee - Insulated Shipper if needed. (labor only, does not include supplies)	$	[***]	per insulated overpacked container

**Pick & pack charges include serial number scanning, provided aggregation exists at the case and pallet level. Otherwise the pick fee will be assessed at the level (case/each) that can be scanned.
Order Management - Customer Service
Order Processing - Manual Entry or Intervention	$	[***]	per order
Order Processing - Electronic	$	[***]	per order
New Customer Setup	$	[***]	per ship to customer
License Verification	$	[***]	per verification
AOR Reconciliation Fee	$	[***]	per sample order
International Order Preparation (includes Puerto Rico)	$	[***]
Emergency Order Fee (After Hours, Weekends)	$	[***]	per emergency order
Invoicing
Invoices, including Credit and Debit Memos	$	[***]	per invoice
Chargeback Processing
Chargebacks - EDI	$	[***]	per chargeback line
Chargebacks - Manual	$	[***]	per chargeback line
Returns Processing
Returns Processing Fee– Per Return	$	[***]	per return
Returns Processing Fee– Per Unit	$	[***]	per unit
Information Technology
Setup of EDI Transactions with key customers (EDI 810, 844, 849, 850, 852, 856, 867)	$	[***]	per national customer (i.e. all ABC branches count as one wholesaler)
Custom IT development (i.e. reports, interfaces)	$	[***]	per hour
Recall Management
See hourly rates
A/R & Credit Management
Included in Monthly Management Fee
Credit Verification		[***]
AP Management
Freight, packaging and destruction vendor AP management		[***]
Financial Reporting
Standard web portal reporting Included in
Monthly Management Fee
Hourly Labor Rates for Special Projects
Warehouse	$	[***]	per hour
Office	$	[***]	per hour
QA & Management	$	[***]	per hour

EXHIBIT D: RETURNED GOODS POLICY

(Exhibit D to be updated when Returns Goods Policy is defined with Provider)

EXHIBIT E: PACKING AND SHIPPING REQUIREMENTS

(Exhibit E to be updated prior to launch)

EXHIBIT F CHARGEBACK PROCESSING PROTOCOL

(Exhibit F to be updated prior to launch)

EXHIBIT G PROVIDER DISTRIBUTION CENTER

RxCrossroads Acquisition Company

5101 Jeff Commerce Drive

Louisville, KY 40219